Exhibit 10.4

October 19, 2018

David M. Hall 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380

Re:	The Waste Connections US, Inc. Separation Benefits Plan

Dear David:

This letter agreement (this “Letter Agreement”) relates to the Separation Benefits Plan (and Summary Plan Description) of Waste Connections US, Inc., a Delaware corporation (the “Company”), effective July 24, 2018 (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance and change in control benefits set forth therein, effective as of October 19, 2018 (the “Participant Effective Date”). A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

1.	that you have received and reviewed a copy of the Plan;

2.	that terms not defined in this Letter Agreement but beginning with a capital letter have the meaning assigned to them in the Plan;

3.	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Sections 5, 6 and 12 of the Plan) and the terms set forth below; and

4.	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to the Company within thirty (30) days of your receipt of this Letter Agreement.

You and the Company (hereinafter referred to as the “parties”) hereby AGREE as follows:

1.	Positions and Responsibilities. During the Term, you will be directly employed by the Company, will serve as Senior Vice President–Sales and Marketing of Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Parent”) and certain of its subsidiaries, including the Company, and will perform such other duties and responsibilities as may be reasonably assigned to you from time to time by the Parent’s Board of Directors (the “Board”) and/or Chief Executive Officer (the “CEO”). You will devote your attention, energies and abilities in those capacities to the proper oversight and operation of the business of the WCI Group to the exclusion of any other occupation. As Senior Vice President–Sales and Marketing of the Parent and certain of its subsidiaries, including the Company, you will: (i) report to the CEO or his designee, (ii) be based at the Parent’s principal administrative offices in The Woodlands, Texas, and (iii) be responsible for all duties, authority and responsibility customary for such positions. You will devote such time and attention to your duties as are reasonably necessary to the proper discharge of your responsibilities hereunder. You agree to perform all duties consistent with: (a) policies established from time to time by the WCI Group; and (b) all applicable legal requirements. For purposes of the Plan, you are hereby designated as an SVP Participant.

2.	Compensation, Benefits and Reimbursement of Expenses.

a.	Base Salary. The Company hereby agrees to pay you an annual base salary of Three Hundred Thirty Thousand Dollars ($330,000) (“Base Salary”). Your Base Salary will be payable in accordance with the Company’s normal payroll practices, and your Base Salary is subject to withholding and social security, unemployment and other taxes. Further increases in Base Salary will be considered by the Board.

b.	Performance Bonus. You shall be entitled to an annual cash bonus (the “Bonus”) based on the Parent’s attainment of reasonable financial objectives to be determined annually by the Board. Your target annual Bonus will equal Fifty Percent (50%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met. Nothing in the Plan or in this Letter Agreement shall invalidate any cash bonus plan approval by the Board or a Committee of the Board providing for higher payments in the event extraordinary or “stretch” goals are met. The Bonus will be paid in accordance with the Parent’s bonus plan, as approved by the Board; provided, that in no case shall any portion of the Bonus with respect to any such fiscal year be paid more than three (3) months after the end of such fiscal year.

c.	Grants of Equity Awards. You shall be eligible for annual grants of restricted share unit awards, performance share unit awards or other Equity Awards on such terms and to such level of participation as the Board or the Compensation Committee of the Board determines to be appropriate, bearing in mind your positions and responsibilities. The terms of any such Equity Awards shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Parent and you.

d.	Other Benefits. You will be entitled to paid annual vacation, which will accrue on the same basis as for other employees of the Company of similar rank, but which will in no event be less than four (4) weeks for any twelve (12) month period commencing January 1st of each year. You also will be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

e.	Reimbursement of Other Expenses. The Company agrees to pay or reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties on presentation of proper expense statements or vouchers. All such supporting information shall comply with all applicable Company policies relating to reimbursement for travel and other expenses.

3.	Change in Control. For purposes of this Letter Agreement, in addition to the events described in the definition of “Change in Control” in Section 27(f) of the Plan, a Change in Control shall also occur if:

a.	any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations;

b.	there is a reorganization, merger or other business combination of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations with any other corporation, other than any such merger or other combination that would result in the voting securities of the subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the subsidiary or such surviving entity outstanding immediately after such transaction; or

c.	there is a direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) by the WCI Group of all, or substantially all, of its United States operations.

4.	Right to Other Payments. In consideration of becoming eligible to receive the severance and change in control benefits provided under the terms and conditions of the Plan, in addition to providing the waiver required by Section 7(e) or Section 8(c) of the Plan, as applicable, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement.

5.	Extended Non-Compete Obligation.

a.	By executing this Letter Agreement, you acknowledge and agree that the non-competition and non-solicitation provisions contained in Section 12 of the Plan are reasonable and that such provisions will apply following the termination of your employment with the WCI Group. At any time prior to the first anniversary of your Date of Termination, either (i) you may deliver a written election to the Chief Executive Officer of the Company, or (ii) the Company may deliver a written election to you, which increases the Restricted Period, during which you are subject to the non-competition and non-solicitation provisions of Section 12, from the twelve (12)-month period following your Date of Termination to the eleven (11)-year period following your Date of Termination (the extended period being defined as the “Optional Restricted Period”). If either you or the Company elects to apply the Optional Restricted Period, such election shall be binding on the other party. If this election is made by either you or the Company, then in addition to the payments and benefits described in Section 7 or Section 8 of the Plan, as applicable, the Company shall pay to you an additional amount equal to Seventy-Five Thousand Dollars ($75,000) per year during the Optional Restricted Period (the “Additional Severance Payments”), which amount shall be paid to you in ten (10) equal annual installments, with the first payment occurring on the first anniversary of your Date of Termination. If you die during the Optional Restricted Period, the Company shall pay to your estate the Additional Severance Payments that would have been paid during the remainder of the Optional Restricted Period in a lump sum on or within 60 days following your date of death; provided, however, that if the 60-day period begins in one calendar year and ends in the subsequent calendar year, such payment shall be made in the latter calendar year. In the event the Company determines, in its sole discretion, that you have violated any of the non-competition or non-solicitation provisions of Section 12 during the Optional Restriction Period, the Company’s obligation to pay the Additional Severance Payments shall cease and your right to receive any additional amount under this Section 5 shall be forfeited in its entirety.

b.	If you take the position that the scope, duration or area of the restrictions contained in Section 12 of the Plan is reduced by arbitration or a final judgement of a court of competent jurisdiction after either you or the Company have elected to apply the Optional Restricted Period as described in the preceding paragraph, then any election filed by you or the Company to apply the Optional Restricted Period shall be automatically rescinded and (i) the Company shall have no obligation to make any additional payments under this Section 5, and (ii) you shall be required to repay to the Company the gross amount of any Additional Severance Payments paid to you during the greater of (A) any period during which you were in breach of your the obligations under Section 12 of the Plan, or (B) the preceding one (1) year period. In the event you do not timely repay the Additional Severance Payments amount pursuant to the preceding sentence, you shall be required to reimburse any reasonable court costs and legal fees incurred by the Parent or its subsidiaries, including the Company, to recover such amount.

6.	Entire Agreement. You understand that the waiver set forth in Section 4 above is irrevocable and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein. You agree and acknowledge that this Letter Agreement and the Plan supersede and replace that certain First Amended and Restated Employment Agreement between you and the Company dated as of October 1, 2005, as amended from time to time.

7.	Survival. Your participation in the Plan will continue in effect following any termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

8.	Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Letter Agreement may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of each such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

9.	Miscellaneous. This Letter Agreement and the Plan set forth the entire agreement between the WCI Group and you concerning the subject matter described herein, and fully supersede any and all prior oral or written agreements, promises or understandings between the WCI Group and you concerning the subject matter described herein including, without limitation, any acceleration provisions set forth in any agreement evidencing an Equity Award held by you. Further, you represent and acknowledge that in executing this Letter Agreement, you do not rely, and have not relied, on any prior oral or written communications by the WCI Group, and you expressly disclaim any reliance on any prior oral or written communications, agreements, promises, inducements, understandings, statements or representations in entering into this Letter Agreement. Therefore, you understand that you are precluded from bringing any fraud or fraudulent inducement claim against the WCI Group associated with any such communications, agreements, promises, inducements, understandings, statements or representations. The Company and you are entering into this Letter Agreement based on each party’s own judgment.

10.	Execution. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 20 of the Plan.

[Remainder of page left intentionally blank. Signatures to follow.]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement, which shall be deemed effective as of the Participant Effective Date.

WASTE CONNECTIONS US, INC.

By:	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Chief Executive Officer

PARTICIPANT

/s/ David M. Hall

David M. Hall